FOR IMMEDIATE RELEASE May 19, 2005 For further information contact: Richard W. Preckel Director of Investor Relations 636-733-1600

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MAVERICK TUBE CORPORATION

Announces Appointment of CEO and Chief Financial Officer

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St. Louis, May 19, 2005 ---- Maverick Tube Corporation (NYSE:MVK) announced today that its Board of Directors has named C. Robert Bunch, the Company’s Chairman, as Chief Executive Officer effective May 18, 2005. Mr. Bunch has been serving as Acting CEO since October 2004 and Chairman since January 2005. Mr. Bunch has been a Maverick Board Member since 1991 and has over 25 years of experience in the oil service industry, including Baker-Hughes Incorporated and Input/Output, Inc.

The Board also appointed Joyce M. Schuldt, currently the Company’s Vice President-Legal and Tax and Secretary, as Senior Vice President-Finance, Chief Financial Officer and Secretary, effective May 18, 2005. Ms. Schuldt joined Maverick in March 2003 as the Vice President-Tax after serving as Vice President-International Acquisitions and Operations and International Controller for CSI Leasing, Inc., a Missouri-based equipment financier with operations throughout North America, Central and South America, and Europe. Before joining CSI in February 2002, Ms. Schuldt was employed by Ernst & Young for more than 12 years.

According to Mr. Bunch, “Joyce’s experience as a lawyer and CPA, and her extensive experience in international mergers and acquisitions make her uniquely qualified for this position.”

James Cowan, the Company’s President and COO stated, “With these appointments, the Board has recognized the strong contributions of both Mr. Bunch and Ms. Schuldt to the executive management team. All of us look forward to their continued leadership in these new roles.”

Maverick Tube Corporation is a leading North American producer of welded tubular steel products used in energy applications (oil country tubular goods, line pipe, coiled tubing and couplings) and industrial applications (steel electrical conduit, hollow structural sections, standard pipe, pipe piling and mechanical tubing products).

This news release contains forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under “Risk Factors” and elsewhere in Maverick’s Form 10-K for its year ended December 31, 2004.